Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS DECLARES REGULAR QUARTERLY

CASH DIVIDEND AND REPORTS SECOND QUARTER 2014 RESULTS

Dallas, Texas, July 23, 2014 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2014 results:  Revenues increased to $38.7 million from $35.2 million in the comparable prior year quarter, an increase of $3.5 million, or 10.0%.  Revenues from the Company’s lime and limestone operations in the second quarter 2014 increased $3.6 million, or 10.8%, to $37.3 million from $33.7 million in the comparable 2013 quarter, while revenues from its natural gas interests decreased $0.1 million, or 8.9%, to $1.4 million from $1.5 million in the comparable prior year quarter.  For the six months ended June 30, 2014, revenues increased to $75.4 million from $66.8 million in the comparable 2013 period, an increase of $8.6 million, or 12.9%.  Revenues from the Company’s lime and limestone operations in the first six months 2014 increased $8.5 million, or 13.4%, to $72.4 million from $63.8 million in the comparable 2013 period, while revenues from its natural gas interests increased $0.1 million, or 2.7%, to $3.0 million from $2.9 million in the comparable prior year period.

The increase in lime and limestone revenues in the second quarter 2014, as compared to last year’s second quarter, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its industrial and oil and gas services customers.  The increase in lime and limestone revenues in the first six months 2014 resulted from increased sales volumes to the Company’s construction, industrial and oil and gas services customers, compared to the comparable 2013 period.  In addition, in the second quarter 2014, a significant portion of the increase in lime and limestone sales volumes resulted from lime sales to another lime producer for delivery to its customers.  The Company expects these sales to continue, although at a reduced rate, through the remainder of 2014.  Also, prices realized for the Company’s lime and limestone products in the 2014 periods increased slightly, compared to the 2013 periods.

Production volumes from the Company’s natural gas interests in the second quarter 2014 totaled 214 thousand MCF, sold at an average price of $6.33 per MCF, compared to 251 thousand MCF, sold at an average price of $5.92 per MCF, in the comparable 2013 quarter.  Production volumes in the first six months 2014 from natural gas interests totaled 432 thousand MCF, sold at an average price of $6.93 per MCF, compared to the first six months 2013 when 512 thousand MCF was produced and sold at an average price of $5.70 per MCF.  The Company’s 2014 average prices per MCF were higher than the prior year’s average prices primarily due to increases in natural gas prices.

The Company’s gross profit was $10.4 million in the second quarter 2014, compared to $9.0 million in the comparable 2013 quarter, an increase of $1.5 million, or 16.3%. Gross profit in the first six months 2014 was $19.0 million, an increase of $3.8 million, or 24.6%, from $15.3 million in the first six months 2013.

Included in gross profit in the second quarter and first six months 2014 were $9.7 million and $17.4 million, respectively, from the Company’s lime and limestone operations, compared to $8.4 million and $14.0 million, respectively, in the comparable 2013 periods.  The increased gross profit for the Company’s lime and limestone operations in the second quarter and first six months 2014 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests increased to $0.7 million and $1.6 million in the second quarter and first six months 2014, respectively, from $0.6 million and $1.2 million, respectively, in the comparable 2013 periods.

The Company reported net income of $5.7 million ($1.02 per share diluted) in the second quarter 2014, compared to net income of $4.6 million ($0.83 per share diluted) in the second quarter 2013, an increase of $1.1 million, or 23.6%.  In the first six months 2014, net income increased by $2.8 million, or 38.3%, to $10.2 million ($1.83 per share diluted), compared to $7.4 million ($1.33 per share diluted) in the first six months 2013.

“We are pleased with the improvements in our second quarter results compared to the comparable 2013 quarter,” said Timothy W. Byrne, President and Chief Executive Officer.  “With the economy stabilizing, we expect demand for our lime and limestone products to increase slightly in the remainder of 2014, compared to the last year’s second half,” Mr. Byrne added.   “However, we remain concerned about the possible adverse impact on demand from our construction customers of the Congress’s inability to enact legislation providing long-term funding for the Highway Trust Fund.”

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on September 19, 2014 to shareholders of record at the close of business on August 29, 2014.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
INCOME STATEMENTS
Revenues
Lime and limestone operations	$37,320	$33,684	$72,371	$63,839
Natural gas interests	1,356	1,488	2,996	2,918
Total	$38,676	$35,172	$75,367	$66,757
Gross profit
Lime and limestone operations	$9,704	$8,363	$17,366	$14,030
Natural gas interests	719	601	1,649	1,225
Total	$10,423	$8,964	$19,015	$15,255
Operating profit	$8,005	$6,665	$14,415	$10,813
Interest expense	408	465	807	954
Other income, net	(55)	(36)	(53)	(74)
Income tax expense	1,934	1,610	3,451	2,551
Net income	$5,718	$4,626	$10,210	$7,382
Income per share of common stock:
Basic	$1.03	$0.83	$1.83	$1.33
Diluted	$1.02	$0.83	$1.83	$1.33
Weighted-average shares outstanding:
Basic	5,578	5,560	5,577	5,559
Diluted	5,589	5,569	5,588	5,568
Cash dividend per share of common stock	$0.125	$—	$0.250	$—

	June 30,	December 31,
	2014	2013
BALANCE SHEETS
Assets:
Current assets	$86,429	$78,844
Property, plant and equipment, net	106,420	108,487
Other assets, net	171	195
Total assets	$193,020	$187,526
Liabilities and Stockholders’ Equity:
Current liabilities	$12,805	$14,348
Debt, excluding current installments	14,167	16,667
Deferred tax liabilities, net	18,126	17,799
Other liabilities	1,660	1,907
Stockholders’ equity	146,262	136,805
Total liabilities and stockholders’ equity	$193,020	$187,526

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